NEWS RELEASE
December 20, 2018 Contact:  Peter D. Thompson, EVP and CFO
FOR IMMEDIATE RELEASE                            (301) 429-4638

URBAN ONE, INC. ANNOUNCES EARLY SETTLEMENT OF ITS PREVIOUSLY ANNOUNCED TENDER OFFER OF 9.25% SENIOR SUBORDINATED NOTES DUE 2020

WASHINGTON, DC - Urban One, Inc. (the "Company" or "Urban One") (NASDAQ: UONEK and UONE), announced today (the "Early Settlement Date") the early settlement of its previously announced cash tender offer (the "Tender Offer") to purchase any and all of its outstanding 9.25% Senior Subordinated Notes due 2020 (the "Notes").

As reported by D.F. King & Co., Inc., the tender agent and information agent, tenders have been delivered with respect to $213,255,000 aggregate principal amount of the Notes, which Notes had been validly tendered and not validly withdrawn as of 5:00 p.m., New York City time on December 18, 2018 (the "Early Tender Time").

In addition, the Company announced today the funding of the Company's previously announced new credit agreement, which provides approximately $192.0 million in unsecured term loan borrowings, and the funding of the previously announced new credit agreement of certain subsidiaries of the Company, which provides approximately $50.0 million in term loan borrowings.

Concurrently with the Early Settlement Date, the Company is also completing the repurchase at par of approximately $29.7 million aggregate principal amount of Notes from certain lenders under the new credit facilities.

As previously announced, the Tender Offer will expire at 11:59 New York City time on January 3, 2019, unless the Tender Offer is extended or earlier terminated (the "Expiration Time").  Under the terms of the Tender Offer, holders of the Notes who validly tender and do not validly withdraw their Notes after the Early Tender Time but prior to the Expiration Time will receive an amount equal to $1,000.00 per $1,000.00 in principal amount of Notes validly tendered.  Holders whose Notes are purchased in the Tender Offer will also be paid accrued and unpaid interest from the most recent interest payment date on the Notes to, but not including, the applicable settlement date.

Immediately following the Early Settlement Date and after giving effect to the direct repurchase of approximately $29.7 million in principal amount of Notes from certain lenders under the new credit facilities, approximately $2.0 million aggregate principal amount of Notes remained outstanding.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security.  No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

The complete terms and conditions of the Tender Offer are set forth in an Offer to Purchase dated December 4, 2018 (the "Statement") that was sent to holders of the Notes.

The Company's obligation to accept for purchase and to pay for Notes validly tendered and not validly withdrawn pursuant to the Tender Offer, was subject to and conditioned upon the satisfaction of or, where applicable, the Company's waiver of, certain conditions, including a minimum tender condition and a financing condition.  As of December 20, 2018, these conditions have been satisfied and the Notes validly tendered and not validly withdrawn as of the Early Tender Time were accepted for purchase by the Issuers.

D.F. King & Co., Inc. is acting as the tender agent and information agent for the Tender Offer.  Requests for a copy of the Statement may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for bankers and brokers) or (800) 290-6426 (for all others) or by email at urban1@dfking.com.

Cautionary Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent management's current expectations and are based upon information available to Urban One at the time of this press release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond Urban One's control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially are described in Urban One's reports on Forms 10-K, 10-Q, 8-K, S-3 and other filings with the Securities and Exchange Commission (the "SEC"). Urban One does not undertake any duty to update any forward-looking statements.

About Urban One, Inc.

Urban One, Inc. (www.urban1.com), formerly known as Radio One, Inc., together with its subsidiaries, is the largest diversified media company that primarily targets Black Americans and urban consumers in the United States. The Company owns TV One, LLC (tvone.tv), a television network serving more than 59 million households, offering a broad range of original programming, classic series and movies designed to entertain, inform and inspire a diverse audience of adult Black viewers. As one of the nation's largest radio broadcasting companies, Urban One currently owns and/or operates 59 broadcast stations (including our HD stations) in 15 urban markets in the United States. Through its controlling interest in Reach Media, Inc. (blackamericaweb.com), the Company also operates syndicated programming including the Tom Joyner Morning Show, Russ Parr Morning Show, Rickey Smiley Morning Show, Get up Morning! with Erica Campbell, DL Hughley Show, Willie Moore Jr Show, Nightly Spirit with Darlene McCoy, Reverend Al Sharpton Show. In addition to its radio and television broadcast assets, Urban One owns Interactive One, LLC (ionedigital.com), the largest digital resource for urban enthusiasts and Blacks, reaching millions each month through its Cassius and BHM Digital platforms. Additionally, One Solution, the Company's branded content agency and studio combines the dynamics of Urban One's holdings to provide brands with an integrated and effectively engaging marketing approach that reaches 82% of Black Americans throughout the country.